Exhibit 23.7

Our Ref: UK30724 AMT Coal - SRK Consent- Apr 2021.docx	20 April 2021

Dear Sirs/Mesdames

RE: United States Securities and Exchange Commission reporting of Mineral Reserves

I hereby consent to:

a.	SRK Consulting (UK) Limited being named in the Annual Report on Form 20-F of ArcelorMittal for the year ended December 31, 2020 (the "2020 20-F") as having conducted the review of the life of mine plan being used as a basis for the 2019 and 2020 coal mineral reserve estimates for the Karaganda — Kazakhstan coal operations (ArcelorMittal Temirtau coal operations) in Kazakhstan, and

b.	the incorporation by reference of the 2020 20-F into this Registration Statement on Form F-3.

/s/ Sabine Anderson

Sabine Anderson
Principal Consultant (Due Diligence)

For and on behalf of SRK Consulting (UK) Limited